UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2019 (November 3, 2019)

MICT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MICT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2019, the Board of Directors MICT, Inc., or the Company, increased the size of the Board of Directors to five and appointed Darren Mercer and John McMillan Scott to serve on the Board of Directors, in part resulting from Mr. Miki Balin’s resignation from the Board, as described more fully below. Mr. Scott will serve as a member of the Company’s Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee.

Mr. Mercer, age 56, began his career as an investment banker in the 1980s, holding senior roles in institutional equity sales and corporate brokering at Henry Cooke Lumsden PLC and Albert E. Sharp LLC. In 2007, Mr. Mercer founded BNN Technology PLC (formerly known as DJI Holdings Incorporated), or BNN, and has served as its Chief Executive Officer since its inception, and as a Director of Strategic Partnerships and Business Development and Executive Director since 2017. Mr. Mercer holds a BSc in Economics from the University of Manchester.

Mr. Scott, age 73, began his career as a stockbroker in October 1970 with Charlton Seal Dimmock & Co. He became a Partner at the same firm in 1982 and subsequently a Director of Wise Speke Limited following an merger in 1990. In August 1994, he joined Albert E. Sharp LLP as a Director, where he remained until June 2007. In 2007 he joined WH Ireland Group Plc, a financial services company offering private wealth management, wealth planning and corporate broking services, where he oversaw the firm’s private client business in Manchester, U.K. until his retirement from his role as an Executive Director from WH Ireland’s Board of Directors in 2013. Mr. Scott currently serves as a consultant to WH Ireland. Mr. Scott holds a BSc in Economics from the University of London.

On November 3, 2019, Miki Balin voluntarily resigned from his position as a member of the Board. At the time of his resignation, Mr. Balin was a member of the Company’s Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee. Mr. Balin did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As remuneration for their services as directors, Messrs. Mercer and Scott will receive the same fees as the Company’s other non-executive directors, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. There is no arrangement or understanding between Messrs. Mercer and Scott and any other person pursuant to which they were elected as directors.

As previously disclosed, on December 18, 2018, the Company, Global Fintech Holdings Ltd., a British Virgin Islands corporation, or BVI Pubco, GFH Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of BVI Pubco, or Merger Sub, BNN, Brookfield Interactive (Hong Kong) Limited, a Hong Kong company and a subsidiary of BNN, or BI China, ParagonEx LTD, a British Virgin Islands company, or ParagonEx, certain holders of ParagonEx’s outstanding ordinary shares and a trustee thereof, and Mark Gershinson, in the capacity as the representative of the ParagonEx sellers, entered into an Acquisition Agreement, or the Acquisition Agreement, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Acquisition Agreement, Merger Sub will merge with and into the Company, as a result of which each outstanding share of the Company’s common stock and warrant to purchase the same shall be cancelled in exchange for the right of the holders thereof to receive 0.93 substantially equivalent securities of BVI Pubco, after which BVI Pubco will acquire (i) all of the issued and outstanding securities of BI China in exchange for newly issued ordinary shares of BVI Pubco and (ii) all of the issued and outstanding ordinary shares of ParagonEx for a combination of cash in the amount equal to approximately $25 million (the majority of which was raised in a private placement by BVI Pubco), unsecured promissory notes and newly issued ordinary shares of BVI Pubco.

In addition, on June 4, 2019, the Company entered into a Securities Purchase Agreement, or the Note Purchase Agreement, with BNN, pursuant to which BNN agreed to purchase from the Company $2 million of convertible notes, which subscription amount shall be subject to increase by up to an additional $1 million as determined by BNN and the Company, or collectively, the Convertible Notes. The Convertible Notes, which are convertible into up to 2,727,272 shares of common stock, were sold together with certain common stock purchase warrants to purchase up to 2,727,272 shares of common stock. The Convertible Notes have a duration of two years.

As disclosed above, Mr. Mercer is the Chief Executive Officer of BNN.

Except as set forth above, there are no transactions in which Messrs. Mercer and Scott have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICT, INC.

Dated: November 7, 2019	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

2